ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION
OF
URON INC.
THE UNDERSIGNED, Chief Executive Officer of URON Inc., a Minnesota corporation (the “Corporation”), hereby certifies that these Articles of Amendment have been duly adopted by the Corporation’s board of directors pursuant to the provisions of the Minnesota Business Corporation Act:

1. The name of the Corporation is: URON Inc.

2. Section 3.01 of the Corporation’s Amended and Restated Articles of Incorporation is amended by deleting Section 3.01 thereof in its entirety and substituting in lieu thereof a new Section 3.01 to read in its entirety as follows:

3.01 The aggregate number of shares of capital stock which this Corporation shall have authority to issue is 20,000,000, no par value per share.

3. This amendment is a result of the Corporation’s 1-for-10 stock combination declared by the Corporation’s board of directors to be effective for the holders of the Corporation’s capital stock of record as of the close of business on the date of filing of these Articles of Amendment.

4. This amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the division or combination exceeding the percentage of authorized shares of that class or series that were unissued before the division or combination.

5. This amendment has been adopted pursuant to Chapter 302A of the Minnesota Statutes, also called the Minnesota Business Corporation Act.

6. This amendment shall be effective as of the date of filing with the Minnesota Secretary of State.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 29th day of November, 2007.

URON INC.

/s/ Christopher Larson
Christopher Larson Chief Executive Officer